Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
717-534-7556	717-534-8090

Hershey Reports Second-Quarter 2019 Financial Results;
Updates 2019 Net Sales and Earnings Outlook

HERSHEY, Pa., July 25, 2019 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended June 30, 2019. The company updated its net sales outlook to the mid-point of the previously guided range, and slightly raised its reported and adjusted earnings outlook to the top half of the previous range.

“We are pleased with our second quarter results and the momentum we are seeing behind our key initiatives for this year,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We continue to deliver differentiated results by growing both top and bottom line while investing in our brands and capabilities. We are on track to deliver our financial commitments for the year driven by accelerated U.S. performance, a strengthened international business and continued operational excellence.”

Second-Quarter 2019 Financial Results Summary1

•	Consolidated net sales of $1,767.2 million, an increase of 0.9%.

•	Organic constant currency net sales increased 1.8%.

•	The net impact of acquisitions and divestitures was a 0.6 point headwind, and foreign currency exchange was a 0.3 point headwind.

•	Reported net income of $312.8 million, or $1.48 per share-diluted, an increase of 37%.

•	Adjusted earnings per share-diluted of $1.31, an increase of 14.9%.
1 All comparisons for the second quarter of 2019 are with respect to the second quarter ended July 1, 2018

2019 Full-Year Financial Outlook Summary2

•	Full-year reported net sales are expected to increase around 2%, the mid-point of the previous 1-3% range.

•	The net impact of acquisitions and divestitures is estimated to be approximately a 0.5 point benefit.

•	The impact of foreign currency exchange is anticipated to be negligible based on current exchange rates.

•	Full-year reported earnings per share-diluted are expected to be in the $5.54 to $5.66 range, relatively flat with prior year.

•	Full-year adjusted earnings per share-diluted are expected to increase 6% to 7%, the upper half of the previous 5% to 7% range.
2 All comparisons for full-year 2019 are with respect to the full year ended December 31, 2018

Second-Quarter 2019 Results
Consolidated net sales were $1,767.2 million in the second quarter of 2019 versus $1,751.6 million in the year ago period, an increase of 0.9%. Net price realization and volume were a 1.2 point and 0.6 point benefit, respectively. The net impact of acquisitions and divestitures was a 0.6 point headwind, and foreign currency exchange was a 0.3 point headwind.

As outlined in the table below, the company’s second-quarter 2019 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $39.7 million, or $0.17 per share-diluted. For the second quarter of 2018, items impacting comparability totaled $22.6 million, or $0.06 per share-diluted.

Reported gross margin was 49.5% in the second quarter of 2019, compared to 45.3% in the second quarter of 2018, an increase of 420 basis points. Adjusted gross margin was 46.5% in the second quarter of 2019, compared to 44.5% in the second quarter of 2018, an increase of 200 basis points. This increase in both reported and adjusted gross margin was driven by favorable mix and fixed cost absorption driven by increased production related to the company’s recently announced July 2019 price increase, favorable commodities, lower waste and net price realization. The favorable impact of mix and fixed cost absorption was approximately 90 basis points in the second quarter and is expected to be offset in the second half, primarily Q3, as inventory levels normalize.

Selling, marketing and administrative expenses increased 0.9% in the second quarter of 2019 versus the second quarter of 2018 driven by advertising. Advertising and related consumer marketing expenses increased 5.6% in the second quarter of 2019 versus the same period last year driven by advertising increases in both North America and our International markets. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 1.4% versus the second quarter of 2018 driven by decreased spending related to our Margin for Growth Program and lower acquisition-related costs.

Second-quarter 2019 reported operating profit of $410.1 million increased 29.9% versus the second quarter of 2018, resulting in an operating margin of 23.2%, an increase of 520 basis points driven primarily by gross margin gains. Adjusted operating profit of $370.0 million increased 9.0% versus the second quarter of 2018. This resulted in an adjusted operating margin of 20.9%, an increase of 150 basis points versus the second quarter of 2018 driven primarily by gross margin gains.

The effective tax rate in the second quarter of 2019 was 13.7%, a decrease of 40 basis points versus the second quarter of 2018. The adjusted tax rate in the second quarter of 2019 was 14.8%, a decline of 120 basis points versus the second quarter of 2018. Both the effective and adjusted tax rate favorability were driven primarily by valuation allowance releases in two international locations.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Derivative Mark-to-Market Gains	$(53.5)	$(20.8)	$(0.25)	$(0.10)
Business Realignment Activities	6.4	15.3	0.03	0.07
Acquisition-Related Costs	2.3	4.8	0.01	0.02
Long-Lived Asset Impairment Charges	4.7	27.2	0.02	0.13
Noncontrolling Interest Share of Business Realignment and Impairment Charges	0.4	(1.2)	—	(0.01)
Gain on Sale of Licensing Rights	—	(2.7)	—	(0.01)
Tax effect of all adjustments reflected above	—	—	0.02	(0.04)
Total	$(39.7)	$22.6	$(0.17)	$0.06

The following are comments about segment performance for the second quarter of 2019 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,568.0 million in the second quarter of 2019, an increase of 0.5% versus the same period last year. Pricing was a 1.5 point benefit. Volume was a 0.5 point headwind, the net impact of acquisitions and divestitures was a 0.3 point headwind, and foreign currency exchange rates were a 0.2 point headwind.

Total Hershey U.S. retail takeaway for the 11 weeks ended July 14, 20193, in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 1.9% versus the prior-year period. Hershey’s U.S. candy, mint and gum retail takeaway increased 1.9%, resulting in flat market share versus the prior-year period.

North America advertising and related consumer marketing expenses increased 2.7% in the second quarter of 2019 versus the same period last year driven by advertising. Favorable gross margin resulted in a segment income increase of 6.1% to $470.9 million in the second quarter of 2019, compared to $443.9 million in the second quarter of 2018.
3 Includes candy, mint, gum, salty snacks, meat snacks and grocery items; 11 week period excludes the impact of the Easter shift

International and Other
Second-quarter 2019 net sales for Hershey’s International and Other segment increased 3.9% versus the same period last year, to $199.2 million. Volume was a 9.6 point benefit. Divestitures were a 3.2 point headwind, net price realization was a 1.3 point headwind, and foreign currency exchange rates were a 1.2 point headwind. Combined net sales in our strategic focus markets (Mexico, Brazil, India and China) declined approximately 4%. Excluding an approximate 6.5 point headwind from divestitures and a 2.5 point headwind from foreign currency exchange rates, combined organic constant currency net sales in Mexico, Brazil, India and China grew approximately 5%.

A reconciliation between reported (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended June 30, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	8.0%	1.3%	6.7%	—%	6.7%
Brazil	(3.5)%	(8.2)%	4.7%	—%	4.7%
India	0.3%	(3.3)%	3.6%	—%	3.6%
China	(33.8)%	(3.9)%	(29.9)%	(33.8)%	3.9%
Total Strategic Focus Markets	(4.0)%	(2.5)%	(1.5)%	(6.5)%	5.0%

International and Other segment income increased 32.0% to $21.9 million in the second quarter of 2019 driven by gains from volume growth and gross margin expansion.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the second quarter of 2019 was $122.9 million, an increase of $1.9 million versus the same period of 2018. This increase was driven primarily by compensation increases.

2019 Full-Year Financial Outlook
Full-year reported net sales are expected to increase around 2%. The net impact of acquisitions and divestitures is estimated to be approximately a 0.5 point benefit and the foreign currency exchange rate impact is expected to be minimal based on current exchange rates.

Full-year reported earnings per share-diluted are expected to be roughly in-line with 2018 reported earnings per share-diluted, while adjusted earnings per share-diluted are expected to increase 6% to 7% versus 2018.

Below is a reconciliation of projected 2019 and full-year 2018 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2019 (Projected)	2018
Reported EPS – Diluted	$5.54 – $5.66	$5.58
Derivative mark-to-market gains	—	(0.80)
Business realignment activities	0.01 – 0.03	0.25
Acquisition-related costs	0.04 – 0.06	0.21
Gain on sale of licensing rights	—	(0.01)
Pension settlement charges relating to company-directed initiatives	0.03 – 0.05	0.03
Long-lived and intangible asset impairment charges	—	0.27
Noncontrolling interest share of business realignment and impairment charges	—	(0.03)
Tax effect of all adjustments reflected above	—	(0.14)
Adjusted EPS – Diluted	$5.68 – $5.74	$5.36

2019 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expense in segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on second-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, for the second quarter of 2019, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including business realignment activities, acquisition-related costs, pension settlement charges related to company-directed initiatives, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	June 30, 2019	July 1, 2018
Reported gross profit	$874,744	$793,420
Derivative mark-to-market gains	(53,552)	(20,831)
Business realignment activities	—	7,322
Acquisition-related costs	—	25
Non-GAAP gross profit	$821,192	$779,936

Reported operating profit	$410,070	$315,724
Derivative mark-to-market gains	(53,552)	(20,831)
Business realignment activities	6,378	15,296
Acquisition-related costs	2,326	4,781
Long-lived asset impairment charges	4,741	27,168
Gain on sale of licensing rights	—	(2,658)
Non-GAAP operating profit	$369,963	$339,480

Reported provision for income taxes	$49,898	$36,687
Derivative mark-to-market gains*	(4,541)	(2,754)
Business realignment activities*	1,897	11,676
Acquisition-related costs*	557	1,076
Gain on sale of licensing rights*	—	(1,203)
Non-GAAP provision for income taxes	$47,811	$45,482

Reported net income	$312,840	$226,855
Derivative mark-to-market gains	(49,011)	(18,077)
Business realignment activities	4,481	3,619
Acquisition-related costs	1,769	3,705
Long-lived asset impairment charges	4,741	27,168
Noncontrolling interest share of business realignment and impairment charges	417	(1,246)
Gain on sale of licensing rights	—	(1,455)
Non-GAAP net income	$275,237	$240,569

Reported EPS - Diluted	$1.48	$1.08
Derivative mark-to-market gains	(0.25)	(0.10)
Business realignment activities	0.03	0.07
Acquisition-related costs	0.01	0.02
Long-lived asset impairment charges	0.02	0.13
Noncontrolling interest share of business realignment and impairment charges	—	(0.01)
Gain on sale of licensing rights	—	(0.01)
Tax effect of all adjustments reflected above**	0.02	(0.04)
Non-GAAP EPS - Diluted	$1.31	$1.14

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes. There is no tax effect associated with adjustments for Long-lived asset impairment charges and Noncontrolling interest share of business realignment and impairment charges.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	June 30, 2019	July 1, 2018
As reported gross margin	49.5%	45.3%
Non-GAAP gross margin (1)	46.5%	44.5%

As reported operating profit margin	23.2%	18.0%
Non-GAAP operating profit margin (2)	20.9%	19.4%

As reported effective tax rate	13.7%	14.1%
Non-GAAP effective tax rate (3)	14.8%	16.0%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.
A reconciliation between reported (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended June 30, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	(3.7)%	(3.6)%	(0.1)%	—%	(0.1)%
Total North America segment	0.5%	(0.2)%	0.7%	(0.3)%	1.0%

International and Other segment
Mexico	8.0%	1.3%	6.7%	—%	6.7%
Brazil	(3.5)%	(8.2)%	4.7%	—%	4.7%
India	0.3%	(3.3)%	3.6%	—%	3.6%
China	(33.8)%	(3.9)%	(29.9)%	(33.8)%	3.9%
Total International and Other segment	3.9%	(1.2)%	5.1%	(3.2)%	8.3%

Total Company	0.9%	(0.3)%	1.2%	(0.6)%	1.8%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market Gains on Commodity Derivatives: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating profit and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings. During the second quarter of 2019, business realignment charges related primarily to severance expenses and other third-party costs related to this program. During the second quarter of 2018, business realignment charges related primarily to severance expenses, accelerated depreciation and other third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the second quarter of 2019 related to the integration of the 2018 acquisitions of Amplify Snack Brands, Inc and Pirate Brands. Costs incurred during the second quarter of 2018 included legal and consultant fees incurred to effectuate the Amplify acquisition, as well as other costs relating to the integration of the business.

Long-Lived Asset Impairment Charges: During the second quarter of 2019, we recorded impairment charges, which are predominantly comprised of select land that has not yet met the held for sale criteria. Additionally, included within our impairment charges is a contingency, that arose following the divestiture of Tyrrells, Inc. in July 2018. During the second quarter of 2018, we recorded estimated losses to reduce the carrying values of the Shanghai Golden Monkey and Tyrrells businesses presented as held for sale to their estimated fair values less costs to sell.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Gain on Sale of Licensing Rights: During the second quarter of 2018, we recorded a gain on the sale of licensing rights for a non-core trademark relating to a brand marketed outside of the United States.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2018. All information in this press release is as of June 30, 2019. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended June 30, 2019 and July 1, 2018
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2019	2018	2019	2018

Net sales			$1,767,217	$1,751,615	$3,783,705	$3,723,574
Cost of sales			892,473	958,195	2,016,457	1,956,094
Gross profit			874,744	793,420	1,767,248	1,767,480

Selling, marketing and administrative expense			453,793	449,548	907,366	934,872
Long-lived asset impairment charges			4,741	27,168	4,741	27,168
Business realignment costs			6,140	980	6,202	9,204

Operating profit			410,070	315,724	848,939	796,236
Interest expense, net			33,776	34,952	71,234	64,291
Other (income) expense, net			13,125	20,766	18,602	22,708

Income before income taxes			363,169	260,006	759,103	709,237
Provision for income taxes			49,898	36,687	141,951	135,199

Net income including noncontrolling interest			313,271	223,319	617,152	574,038

Less: Net income (loss) attributable to noncontrolling interest			431	(3,536)	(46)	(3,020)
Net income attributable to The Hershey Company			$312,840	$226,855	$617,198	$577,058

Net income per share	- Basic	- Common	$1.54	$1.11	$3.03	$2.82
	- Diluted	- Common	$1.48	$1.08	$2.93	$2.73
	- Basic	- Class B	$1.39	$1.01	$2.75	$2.56

Shares outstanding	- Basic	- Common	149,025	148,948	148,864	149,534
	- Diluted	- Common	210,817	210,378	210,568	211,170
	- Basic	- Class B	60,614	60,620	60,614	60,620

Key margins:
Gross margin			49.5%	45.3%	46.7%	47.5%
Operating profit margin			23.2%	18.0%	22.4%	21.4%
Net margin			17.7%	13.0%	16.3%	15.5%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended June 30, 2019 and July 1, 2018
(unaudited) (in thousands of dollars)

	Second Quarter			Six Months
	2019	2018	% Change	2019	2018	% Change
Net sales:
North America	$1,568,040	$1,559,952	0.5%	$3,374,998	$3,311,640	1.9%
International and Other	199,177	191,663	3.9%	408,707	411,934	(0.8)%
Total	$1,767,217	$1,751,615	0.9%	$3,783,705	$3,723,574	1.6%

Segment income:
North America	$470,898	$443,859	6.1%	$1,035,659	$978,285	5.9%
International and Other	21,944	16,627	32.0%	42,187	34,307	23.0%
Total segment income	492,842	460,486	7.0%	1,077,846	1,012,592	6.4%
Unallocated corporate expense (1)	122,879	121,006	1.5%	237,383	244,973	(3.1)%
Mark-to-market adjustment for commodity derivatives (2)	(53,552)	(20,831)	157.1%	(25,585)	(117,081)	(78.1)%
Long-lived asset impairment charges	4,741	27,168	(82.5)%	4,741	27,168	(82.5)%
Costs associated with business realignment initiatives	6,378	15,296	(58.3)%	6,862	31,247	(78.0)%
Acquisition-related costs	2,326	4,781	(51.3)%	5,506	32,707	(83.2)%
Gain on sale of licensing rights	—	(2,658)	NM	—	(2,658)	NM
Operating profit	410,070	315,724	29.9%	848,939	796,236	6.6%
Interest expense, net	33,776	34,952	(3.4)%	71,234	64,291	10.8%
Other (income) expense, net	13,125	20,766	(36.8)%	18,602	22,708	(18.1)%
Income before income taxes	$363,169	$260,006	39.7%	$759,103	$709,237	7.0%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	Second Quarter		Six Months
	2019	2018	2019	2018
Segment income as a percent of net sales:
North America	30.0%	28.5%	30.7%	29.5%
International and Other	11.0%	8.7%	10.3%	8.3%

The Hershey Company
Consolidated Balance Sheets
as of June 30, 2019 and December 31, 2018
(in thousands of dollars)

Assets	2019	2018
	(unaudited)
Cash and cash equivalents	$365,963	$587,998
Accounts receivable - trade, net	538,746	594,145
Inventories	957,953	784,879
Prepaid expenses and other	230,896	272,159

Total current assets	2,093,558	2,239,181

Property, plant and equipment, net	2,107,185	2,130,294
Goodwill	1,805,955	1,801,103
Other intangibles	1,257,868	1,278,292
Other assets	499,303	252,984
Deferred income taxes	29,691	1,166

Total assets	$7,793,560	$7,703,020

Liabilities and Stockholders' Equity

Accounts payable	$479,792	$502,314
Accrued liabilities	650,922	679,163
Accrued income taxes	16,748	33,773
Short-term debt	886,779	1,197,929
Current portion of long-term debt	353,186	5,387

Total current liabilities	2,387,427	2,418,566

Long-term debt	2,888,043	3,254,280
Other long-term liabilities	636,913	446,048
Deferred income taxes	197,096	176,860

Total liabilities	6,109,479	6,295,754

Total stockholders' equity	1,684,081	1,407,266

Total liabilities and stockholders' equity	$7,793,560	$7,703,020